UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 23, 2023

YEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Ninth Avenue

New York, NY 10011

(Address of principal executive offices, including zip code)

(212) 994-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On January 23, 2023, Yext, Inc. (the “Company”) implemented a restructuring plan intended to reduce operating expenses, improve operating margins, and position the Company for profitable future growth. The plan will reduce the size of the Company’s workforce by approximately 8 percent of Yext’s full-time employees. After completing the reduction, Yext expects to have approximately 1,100 employees, as compared to over 1,400 employees that it had as of the beginning of Fiscal Year 2023.

The Company is taking these steps to streamline its sales and customer services organization. The restructuring includes the implementation of a new cost structure that will remove layers of management to bring the Company in line with what it believes are industry best practices.

The actions today are expected to result in an incremental restructuring cash charge of approximately $2 million, consisting of severance payments, employee benefits and related costs, and the Company expects to incur these expenses primarily in the fourth quarter of fiscal year 2023.

The Company reiterates its previously announced fourth quarter and full fiscal year 2023 guidance ranges for revenue and non-GAAP net income (loss) per share. The Company expects to provide the financial results of its fourth quarter and full year fiscal 2023 on its next earnings call to be announced in the coming weeks.

Disclaimer

The furnishing of the disclosure above is not an admission as to the materiality of any information therein. The information is summary information that is intended to be considered in the context of more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

The information in this Item 7.01 of this Current Report on Form 8-K attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 to this Current Report shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Forward Looking Statements

This Item 7.01 contains forward-looking statements about the Company’s expected financial performance. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, changes in the Company’s operating results and financial condition.

The forward-looking statements contained in this Form 8-K are also subject to other risks and uncertainties, including those described in the Company’s Annual Report on Form 10-K for the period ended January 31, 2022, the Company’s most recent Quarterly Report on Form 10-Q and from time to time other filings with the SEC, which are available on the SEC’s Web site ( http://www.sec.gov ).

Stockholders of the Company are cautioned not to place undue reliance on the Company’s forward-looking statements, which speak only as of the date such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this filing, or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin
EVP & General Counsel

Date: January 23, 2023